EQUITABLE                                    NEWS
  OF IOWA COMPANIES
700 Locust Street, Suite 201,
  Des Moines, Iowa  50309



                                 CONTACT:   Susan B. Watson
                                            Vice President - Finance
                                            (515) 241-7660

                                            Cynthia M. Schaus
                                            Manager - Corporate Communications
                                            (515) 241-7607


                        EQUITABLE OF IOWA TO ACQUIRE

                  GOLDEN AMERICAN, EXPAND MARKET PRESENCE


     DES MOINES, May 3, 1996 -- Equitable of Iowa Companies (NYSE:EIC)

announced that it has signed a definitive agreement to acquire Golden

American Life Insurance Company, a growing company with 1995 year-end assets of $1.2 billion, and its broker-dealer affiliate, Directed Services,

Inc.  The all cash transaction is valued at $144 million, including the repayment of debt of $51 million.  Completion of the transaction is expected during the third quarter of 1996, and is subject to customary conditions and regulatory approvals.

     "We believe the acquisition of Golden American is a great strategic fit for Equitable of Iowa," explained Fred S. Hubbell, Equitable of Iowa chairman, president and chief executive officer.  "It further diversifies our product portfolio by significantly increasing our presence in the variable annuity business and adding variable life insurance products.  The purchase also expands our distribution channels to include national and regional brokerage firms that serve as a natural contact for customers interested in products that combine the potential investment performance of mutual funds with the tax-advantages of annuities and life insurance."

     "In addition, we expect to leverage Golden American's service and technology capabilities for variable products with our proven success in fixed annuities and life insurance, as well as our history of profitability and financial strength.  We believe this move will enable us to better serve the rapidly growing market for our retirement savings products."

     Based in Wilmington, DE, Golden American has been actively engaged in the variable product business under the leadership of Terry L. Kendall and currently has approximately $1.3 billion of total variable annuities in force.  First quarter 1996 variable annuity premiums are estimated at $116 million.  The acquisition of Golden American will provide Equitable of Iowa with access to a strong internal sales team of 14 wholesalers and a network of 140 broker-dealers with more than 6,000 registered representatives currently appointed to sell their products.

     Equitable of Iowa currently has agreements in place to sell its variable annuity with 230 broker-dealers with 3,700 registered representatives.

Hubbell indicated that Golden American would maintain its Delaware operations,

with Kendall continuing to provide key leadership as president and chief executive officer of this unit.

     "Equitable of Iowa is a known leader in the fixed annuity business and we believe we will provide a nice complement with our variable annuity business.  We also have  a variable life product that will further enhance the company's efforts to meet the needs of its customers," observed Terry L.

Kendall.  "We at Golden American are excited about this opportunity to join the Equitable of Iowa team to work together to position the combined team to be a significant competitor in the retirement savings market."

     Kendall continued, "We also believe Equitable of Iowa's financial strength and high quality ratings, when combined with our products and service leadership, will prove to be a potent force in the distribution of annuities through banks as well as through brokerage firms."

     Equitable of Iowa Companies' strategy for success is to build on its financial strength and customer focus, diversify its product portfolio,

expand its distribution channels, and increase its overall presence in the retirement savings market.  At the end of the most recent quarter,

operating earnings and assets were both reported to have increased over 18 percent compared to the year before, consistent with the company's track record for profitable growth.  With assets of $10.0 billion as of March 31,

1996, Equitable of Iowa is the holding company for Equitable Life Insurance

Company of Iowa, USG Annuity & Life Company, Locust Street Securities, and

Equitable Investment Services.

- - fact sheet attached -










































                         Equitable of Iowa Companies
                                 FACT SHEET
                                 May 3, 1996

                            Golden            Equitable      Combined
                           American            of Iowa       Pro Forma
                           ________           _________      _________
YEAR END 1995
_____________
GAAP Assets                 $1,200             $9,800         $11,000
(millions)


Premium
(millions)
     Variable Annuities       $108              $  66           $ 174
     Fixed Annuities            11              1,402           1,413
     Life Insurance              5                128             133
                            ______             ______         _______
                               124              1,596           1,720


Policyholder Liabilities
(millions)
     Variable Annuities       $996             $   69          $1,065
     Fixed Annuities            33              6,623           6,656
     Life Insurance             13              1,071           1,084
                            ______              _____          ______
                             1,042              7,763           8,805


Statutory Capital and
  Surplus                      $66               $533            $599
(millions)


FIRST QUARTER 1996
__________________
Premium
(millions)
     Variable Annuities       $116 (est.)         $34            $154


Distribution Network
     Career/Brokerage Agents     0             53,000
     Registered Reps         6,000              3,700
     Broker Dealers            140                230
     Wholesalers                14                  0

Operations
     Employees                  85                500
     Headquarters           Wilmington,        Des Moines,
                             Delaware             Iowa